UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Sondeno, Dudley J
   5241 Spring Mountain Road
   Las Vegas, NV  89150
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwest Gas Corporation
   SWX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   03/31/02
5. If Amendment, Date of Original (Month/Year)
   03/2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President/Chief Knowledge and Technology Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |02/26/|S   |V|2,307             |D  |$23.28     |445 (1)            |I     |401(k)                     |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/05/|M   | |25,000            |A  |$15.00     |                   |      |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/05/|S   | |25,000            |D  |$23.3056   |                   |      |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/05/|M   | |6,250             |A  |$19.1250   |                   |      |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/05/|S   | |6,250             |D  |$23.3056   |                   |      |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/05/|M   | |5,000             |A  |$23.0625   |                   |      |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/05/|S   | |5,000             |D  |$23.3056   |                   |      |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/05/|S   | |1,400             |D  |23.85      |                   |      |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/06/|S   | |3,100             |D  |23.85      |13,775             |D     |                           |
                           |2002  |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$15.00  |03/05|M   | |25,000     |D  |(2)  |07/14|Common Stock|25,000 |       |-0-         |D  |            |
                      |        |/2002|    | |           |   |     |/2006|            |       |       |            |   |            |
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(right to buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Option |$19.1250|03/05|M   | |6,250      |D  |(3)  |07/14|Common Stock|6,250  |       |-0-         |D  |            |
                      |        |/2002|    | |           |   |     |/2007|            |       |       |            |   |            |
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(right to buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Option |$23.0625|03/05|M   | |5,000      |D  |(4)  |07/20|Common Stock|5,000  |       |-0-         |D  |            |
                      |        |/2002|    | |           |   |     |/2008|            |       |       |            |   |            |
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(right to buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)  Intra plan transfer out of company stock fund of 401(k)
plan.
(2) Option vested in three equal installments on July 15, 1997, 1998 and
1999.
(3) Option vested in three equal installments on July 15, 1998, 1999 and
2000.
(4) Option vested in three equal installments on July 21, 1999, 2000 and
2001.
SIGNATURE OF REPORTING PERSON
/s/Dudley J. Sondeno by Faye J. Ringler, Attorney in Fact
DATE
04/12/2002